EXHIBIT 10.14

Arrangement with Mr. Castaneda

     Although we have not entered into an employment agreement with Mr. Castaneda, we operate under an arrangement with him. Our arrangement with Mr. Castaneda provides for his employment for two years and thereafter is automatically extended for additional one-year periods, subject to our or Mr. Castaneda’s right to terminate the arrangement upon at least 60 days’ written notice prior to the expiration of such period of employment. Under the arrangement, Mr. Castaneda is entitled to a base salary of $400,000, and his salary may be adjusted upward by the board of directors in its sole discretion. The arrangement also provides that Mr. Castaneda is eligible to participate in management incentive plans currently in effect and to receive additional compensation that may be provided pursuant to such plans or as otherwise approved by our board of directors.

     In addition, pursuant to our arrangement, Mr. Castaneda received options to purchase 161,814 shares of our common stock under Pike’s 2002 Stock Option Plan A and 2002 Stock Option Plan B at a purchase price of $6.51. The options vest and become exercisable in the following manner: 50% will vest in October 2007, 25% will vest in October 2008 and 25% will vest in October 2009. In addition, the options will vest and become exercisable upon the death or disability of Mr. Castaneda or as described in Pike’s 2002 Stock Option Plan A, 2002 Stock Option Plan B or the corresponding option award agreement, as applicable. In connection with our 2004 recapitalization, we repurchased 46,893 options from Mr. Castaneda.

     Under the terms of the arrangement with Mr. Castaneda, if his employment is terminated by Pike without cause or by Mr. Castaneda for good reason, Mr. Castaneda will be entitled to a continuation of his base salary for a period of 24 months and any health, life, disability or other benefits that Mr. Castaneda was receiving as of the last day of his employment for a period of 12 months. We may also terminate Mr. Castaneda’s employment if, based upon independent medical advice, the board of directors determines that due to physical or mental illness Mr. Castaneda is unable to perform his customary duties for (1) 120 consecutive business days, if he fails to return to his duties within five days of written notice of the end of that 120-day period, or (2) 130 business days in any twelve-month period. In any such event, Mr. Castaneda is entitled to a continuation of his base salary and other benefits during the 120-day or 130-day period. Mr. Castaneda is also subject to non-solicitation provision for 24 months after his employment terminates, as well as a confidentiality provision.